Exhibit 99.1

            ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 30, 2003 - Energizer Holdings, Inc. [NYSE: ENR], today announced results of its third quarter ended June 30, 2003. Net earnings for the quarter were $17.5 million, or $0.20 per diluted share, versus net earnings of $39.8 million, or $0.43 per diluted share, in the third fiscal quarter of 2002. The current quarter includes an after-tax expense of $35.9 million, or $0.42 per diluted share, relating to the write-up of inventory purchased in the Schick-Wilkinson Sword (SWS) acquisition as well as an after-tax gain on a property sale of $5.7 million, or $0.07 per diluted share, and intellectual property rights income of $1.5 million, after taxes, or $0.02 per diluted share. For the current quarter, sales increased 52% to $594.0 million and segment profit increased 20% to $83.4 million, due to the acquisition of SWS on March 28, 2003. General corporate and other expenses increased $2.8 million, and interest and other financing items increased $6.2 million.

In total, the inclusion of the SWS results and incremental interest expense reduced third quarter diluted earnings per share by $0.37, including the $0.42 inventory write-up. Absent the inventory write-up, SWS contributed $0.05 per diluted share to Energizer's third quarter results.

For the nine months ended June 30, 2003, net earnings were $136.9 million, or $1.55 per diluted share, compared to net earnings of $130.2 million, or $1.40 per diluted share, in the same period last year. In addition to the inventory write-up and property sale mentioned above, the current nine-month results include total intellectual property rights income of $5.2 million, after taxes, or $0.06 per diluted share. Included in the nine months ended June 30, 2002 are restructuring provisions and related costs of $5.8 million, after taxes, or $0.06 per diluted share, and a bad debt reserve of $6.1 million, after taxes, or $0.07 per diluted share. For the nine months ended June 30, 2003, sales and segment profit increased $231.7 million, or 18%, and $29.7 million, or 12%, respectively, due to the acquisition of SWS on March 28, 2003, and increases in the international battery business. General corporate and other expenses increased $1.4 million, and interest and other financing items increased $1.2 million.

North  America  Battery
-----------------------

Net sales to customers for the third quarter of $217.0 million declined $14.2 million, or 6%, on unfavorable pricing and product mix and lower alkaline volume. The third quarter of 2002 included approximately $19 million of additional alkaline sales due to significant incremental shipments to a large customer following a packaging change and sell-in for incremental fourth quarter promotional displays. Excluding these items from third quarter 2002, the current quarter alkaline volume was flat, while other products contributed $13.9 million in incremental sales. Gross margin decreased $12.4 million, primarily due to lower sales. Segment profit decreased $8.7 million as lower gross margin was partially offset by lower advertising and promotion.

In the U.S., retail alkaline category units grew an estimated 2% compared to the same quarter last year, while category value decreased 6%, reflecting lower everyday pricing by retailers and continued promotions. Retailer consumption of Energizer's alkaline products increased an estimated 5% in units and decreased an estimated 5% in value for the quarter. Energizer estimates its share of the alkaline battery market at approximately 30% for the quarter, roughly flat compared to the same quarter last year. Energizer estimates that overall retail inventory levels at June 30, 2003, are in line with seasonal normal levels.

"In the last six months, the U.S. battery market has seen list price reductions by the two major battery brands and a variety of package size and pricing changes among the price brands," said Pat Mulcahy, Chief Executive Officer. "Lower everyday pricing at retail combined with continuing residual promotional activity have eroded overall category pricing. As stated previously, we plan to mitigate our list price reduction with reduced promotional spending. However, it is still unclear whether the category has reached pricing and promotional stability or whether net retail pricing will continue to deteriorate. We continue to believe our premium brand strategy, combined with our broad product portfolio, will allow us to compete effectively going forward."

For the nine months, sales were essentially flat at $765.6 million as unfavorable pricing and product mix were offset by higher volume. Gross margin for the nine months decreased $18.8 million, or 5%, primarily on the unfavorable pricing and product mix. Segment profit decreased $8.0 million on lower gross margin, partially offset by the absence of the $10 million of accounts receivable write-off made in the second quarter of 2002.

International  Battery
----------------------

Net sales for the quarter increased $12.4 million, or 8%, due to favorable currency impacts. Absent currencies, lower volume was offset by favorable pricing and product mix. For the nine months, net sales increased $27.5 million, or 5%, on favorable currency impacts of $21.0 million, as well as favorable pricing and product mix. Segment profit increased $5.7 million for the quarter and $20.8 million for the nine months, with currency accounting for $6.8 million and $9.8 million of the increase, respectively. Absent the impact of currencies for the quarter, segment profit declined $1.1 million as favorable pricing and product mix were more than offset by higher advertising and promotion expense. Excluding currency impacts, segment profit for the nine months increased $11.0 million on favorable pricing and product mix and lower overhead and product costs partially offset by higher advertising and promotion expense.

Razors  &  Blades
-----------------

Energizer's acquisition of SWS was completed on March 28, 2003; therefore, SWS is not included in the attached historical financial statements prior to the current quarter. The comparison of current year amounts are versus pro forma
SWS results for the quarter ending June 30, 2002, as shown in Note 10 of the Condensed Financial Statements.

Razors and blades segment sales for the quarter were $205.9 million, an increase of $43.9 million compared to the same quarter last year. The sales growth was primarily attributed to the North America launch of the SWS Intuition women's shaving system in April 2003 and favorable currency of $12.8 million, partially offset by lower sales of legacy SWS products.

Segment profit for the quarter was $16.6 million, an increase of $8.9 million compared to pro forma profit for the same quarter last year, including favorable currency impacts of $3.3 million. The remaining increase related to sales due to the pipeline fill of Intuition partially offset by heavy advertising and promotion to support the launch.

Looking  forward,  SWS  will  continue  to support the Intuition launch in North
America and the rollout in select international markets. SWS plans to launch the Quattro men's shaving system in the fall. Existing product sales will likely be negatively impacted by new product sales, however the amount of such decline is not possible to predict.

Other  Items
------------

Corporate and other expenses increased $2.8 million for the quarter and $1.4 million for the nine months primarily due to lower pension income, higher management costs and costs related to the integration of SWS, partially offset by lower compensation costs related to incentive plans and stock price. Interest and other financing items increased $6.2 million for the quarter reflecting increased debt due to the acquisition of SWS. For the nine-month period, interest and other financing items increased $1.2 million as lower financing costs in the first six months partially offset increases in the third quarter.

Reported results for the current quarter reflect an overall tax benefit of $4.3 million, which includes a tax benefit of $20.3 million associated with the SWS inventory write-up. Excluding the inventory write-up, the 23.1% income tax rate compared to 31.3% for the same period last year. The tax rate in both years' third quarter reflects a reduction necessary to bring the rate for the nine months in line with expectations for the full year. For the nine months ended June 30, 2003, the income tax rate was 29.5%. Excluding the aforementioned impact of the inventory write-up, the nine month tax rate this year was 31.0% compared to 35.5% for the same period a year ago. The improved nine month tax rate is due to improved foreign operating results and a property gain not subject to taxation.

Capital expenditures and depreciation expense for the quarter were $27.9 million and $25.2 million, respectively. For the nine months, capital expenditures were $42.0 million, and depreciation expense was $55.0 million.

In May 2002, Energizer's Board of Directors authorized the repurchase of 5 million shares of its common stock. These purchases were completed in Energizer's second quarter. Today, Energizer's board authorized the purchase of an additional 10 million shares. The repurchases will be made from time to time, subject to corporate objectives and the discretion of management, on the open market or through privately negotiated transactions.

                                      # # #

Statements in this press release that are not historical, particularly statements regarding estimates of category growth, retailer consumption of Energizer's products, Energizer's market share, and retailer inventory levels, support of, and timing of launch for, new products as well as profit and sales expectations with respect to those new products and their impact on existing product sales, and Energizer's anticipated full-year tax rate, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer's actual results for future periods to differ materially from those anticipated or projected. Energizer's estimates of battery category growth and value decline, total retail unit consumption of its battery products, Energizer market share and retailer inventory levels may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of Energizer's estimates, or if those retailers elect to further contract their inventory levels. The adverse impact of competitors' pricing and promotional activities may be more significant than anticipated, and Energizer's pricing and promotional structure may not be effective in protecting its competitive position. Profit margins in the battery category may not stabilize or improve, but instead may continue to decline. Energizer's overall tax rate for the year may be higher or lower than anticipated because of unforeseen changes in the tax laws or applicable rates, higher taxes on repatriated earnings, or changes in foreign loss estimates. The level of sales and profit relating to new products is dependent on retailer and consumer receptiveness and related competitive activity. The Quattro men's shaving system is a leading technology product, and we cannot gauge with certainty the reaction of retailers and consumers. The impact of new products on existing product sales is difficult to determine with any accuracy. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including Energizer's Registration Statement on Form 10, its Annual Report on Form 10-K for the Year ended September 30, 2002, its quarterly reports on Form 10Q for the period ended December 31, 2002 and March 31, 2003, and its Current Reports on Form 8-K dated April 25, 2000, April 4, 2003, and May 30, 2003.




                                  ENERGIZER HOLDINGS, INC.
                                   STATEMENT OF EARNINGS
                                      (CONDENSED)
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA - UNAUDITED)


                                                        QUARTER ENDED   NINE MONTHS ENDED
                                                           JUNE 30,         JUNE 30,

                                                      2003     2002       2003       2002
                                                    -------  -------  ---------  ---------

Net sales. . . . . . . . . . . . . . . . . . . . .  $594.0   $389.9   $1,529.0   $1,297.3
                                                    -------  -------  ---------  ---------

Cost of products sold. . . . . . . . . . . . . . .   359.0    220.5      874.0      715.3
Selling, general and administrative expense. . . .   107.9     71.8      252.9      232.8
Advertising and promotion expense. . . . . . . . .    90.2     26.8      164.2       97.2
Research and development expense . . . . . . . . .    16.0      8.9       34.1       27.2
Provisions for restructuring . . . . . . . . . . .       -        -          -        5.9
Intellectual property rights income. . . . . . . .    (2.5)       -       (8.5)         -
Interest expense . . . . . . . . . . . . . . . . .    10.2      4.7       19.3       16.2
Other financing items, net . . . . . . . . . . . .       -     (0.7)      (1.1)       0.8
                                                    -------  -------  ---------  ---------

Earnings before income taxes . . . . . . . . . . .    13.2     57.9      194.1      201.9

Income taxes benefit/(provision) . . . . . . . . .     4.3    (18.1)     (57.2)     (71.7)
                                                    -------  -------  ---------  ---------

Net earnings . . . . . . . . . . . . . . . . . . .  $ 17.5   $ 39.8   $  136.9   $  130.2
                                                    =======  =======  =========  =========

Earnings per share
  Basic. . . . . . . . . . . . . . . . . . . . . .  $ 0.21   $ 0.44   $   1.59   $   1.42
                                                    =======  =======  =========  =========
  Diluted. . . . . . . . . . . . . . . . . . . . .  $ 0.20   $ 0.43   $   1.55   $   1.40
                                                    =======  =======  =========  =========

Weighted average shares of common stock - Basic. .    83.9     91.1       86.3       91.4
                                                    -------  -------  ---------  ---------
Weighted average shares of common stock - Diluted.    86.4     93.3       88.6       92.9
                                                    -------  -------  ---------  ---------



                 See Accompanying Notes to Condensed Financial Statements.


                     Notes to Condensed Financial Statements
                  (Dollars in millions, except per share data)

1. Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2. On March 28, 2003, Energizer completed the purchase of Schick-Wilkinson Sword (SWS) from Pfizer, Inc. for approximately $930.0 plus costs of executing the acquisition and subject to adjustments based on the acquired working capital level. Operating results for SW/S are reported in Energizer's earnings commencing with the current quarter ended June 30, 2003.

3. SWS inventory acquired in the acquisition was valued as if Energizer were a distributor purchasing the inventory. This resulted in a one-time allocation of purchase price to acquired inventory which was $88.0 million higher than the historical manufacturing cost of SWS (the Write-Up). Inventory value and cost of products sold will be based on post acquisition SWS production costs for all product manufactured after the acquisition date.

During the current quarter, $56.2 of the Write-Up was recognized in cost of products sold, reducing net earnings by $35.9, after taxes. Acquired inventory remaining at June 2003 is expected to be sold in Energizer's fourth fiscal quarter and will have an unfavorable impact on that quarter's pre and after tax results of $31.8 and $21.3, respectively.

4. In the quarter and nine months ended June 30, 2003, Energizer recorded a gain on sale of an international property of $5.7 before and after taxes which is reflected in selling, general and administrative expense.

5. In the quarter and nine months ended June 30, 2003, Energizer recorded income of $2.5 pre-tax, $1.5 after-tax and $8.5 pre-tax, $5.2 after-tax, respectively, related to the licensing of intellectual property rights.

6. Energizer recorded provisions for restructuring of $4.5 pre-tax, $2.9 after-tax in the nine months ended June 30, 2002 related to the reorganization of its European operations, adopted in March 2002.

As part of other restructuring plans announced in the fourth quarter of fiscal 2001, Energizer recorded provisions for restructuring of $1.4, as well as related costs for accelerated deprecation and inventory obsolescence of $2.6 in the nine months ended June 30, 2002. For the nine months ended June 30, 2002, total provisions and related costs related to this plan were $4.0 pre-tax, $2.9 after-tax.

Total provisions for all restructuring and related costs were $8.5 before taxes, $5.8 after taxes in the nine months ended June 30, 2002. There were no provisions for restructuring recorded in the current quarter or nine months.

7. In the nine months ended June 30, 2002, Energizer recorded a bad debt reserve of $10.0 pre-tax, $6.1 after-tax associated with the bankruptcy filing of Kmart.

8. Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

9. Prior to the acquisition of SWS, Energizer's operations were managed via four battery geographic segments. Beginning in the June 30, 2003 quarter, Energizer revised its operating segment presentation to conform to its revised organizational structure following the SWS acquisition. Energizer now has three reporting segments: North America Battery, International Battery, and Razors and Blades.

Energizer continues to report segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Energizer's operations are now managed via three major segments - North America Battery (United States, Canada, and Caribbean battery and lighting products), International Battery (Asia Pacific, Europe, and South and Central America, including Mexico, battery and lighting products) and Razors and Blades (global razors, blades, and related products). Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment's results. Also, certain costs previously reported in General Corporate Expense which primarily support the battery business have been allocated to the North America Battery and International Battery segments.

The reduction in gross margin associated with the Write-Up discussed in Note 3 is not reflected in the Razors and Blades segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the SWS acquisition. Such presentation reflects managements' view of the segment's results.

Historical segment sales and profitability for the quarter and nine months ended June 30, 2003 and 2002, respectively, are presented below. All prior periods have been restated to conform with the current presentation.


                                                              Historical              Historical
                                                       Quarter Ended June 30,  Nine Months Ended June 30,
NET SALES                                                  2003        2002        2003       2002
                                                       ----------  ----------  ----------  ----------
    North America Battery                              $   217.0   $   231.2   $   765.6   $   767.3
    International Battery                                  171.1       158.7       557.5       530.0
                                                       ----------  ----------  ----------  ----------
       Total Battery                                       388.1       389.9     1,323.1     1,297.3
    Razors and Blades                                      205.9           -       205.9           -
                                                       ----------  ----------  ----------  ----------
      Total net sales                                  $   594.0   $   389.9   $ 1,529.0   $ 1,297.3
                                                       ==========  ==========  ==========  ==========

  PROFITABILITY
    North America Battery                              $    49.6   $    58.3   $   206.8   $   214.8
    International Battery                                   26.0        20.3        87.5        66.7
    R&D Battery                                             (8.8)       (8.9)      (26.9)      (27.2)
                                                       ----------  ----------  ----------  ----------
       Total Battery                                        66.8        69.7       267.4       254.3
    Razors and Blades                                       16.6           -        16.6           -
                                                       ----------  ----------  ----------  ----------
       Total segment profitability                     $    83.4   $    69.7   $   284.0   $   254.3
    General corporate and other expenses                   (10.6)       (7.8)      (28.3)      (26.9)
    Additional cost - acquisition inventory valuation      (56.2)          -       (56.2)          -
    Intellectual property rights income                      2.5           -         8.5           -
    Provisions for restructuring and related costs             -           -           -        (8.5)
    Gain on sale of property                                 5.7           -         5.7           -
    Amortization                                            (1.4)          -        (1.4)          -
    Interest and other financial items                     (10.2)       (4.0)      (18.2)      (17.0)
                                                       ----------  ----------  ----------  ----------
        Earnings before income taxes                   $    13.2   $    57.9   $   194.1   $   201.9
                                                       ==========  ==========  ==========  ==========


Supplemental product information is presented below for revenues from external customers

                                                       Quarter Ended June 30,  Nine Months Ended June 30,
  NET SALES                                                 2003        2002        2003        2002
                                                       ----------  ----------  ----------  ----------
    Alkaline batteries                                 $   242.7   $   255.4   $   885.7   $   887.6
    Carbon zinc batteries                                   56.8        57.7       177.7       182.7
    Other batteries and lighting products                   88.6        76.8       259.7       227.0
    Razors and blades                                      205.9           -       205.9           -
                                                       ----------  ----------  ----------  ----------
      Total net sales                                  $   594.0   $   389.9   $ 1,529.0   $ 1,297.3
                                                       ==========  ==========  ==========  ==========

10. Unaudited pro forma statement of earnings and segment sales and profitability for the quarter ended June 30, 2002 and the nine months ended June 30, 2003 and 2002, respectively, are presented below. These statements represent Energizer's results as if the acquisition of SWS had occurred on October 1, 2001. Such results have been prepared by adjusting the historical Energizer results to include SWS results of operations and incremental interest, amortization of acquired finite-lived intangibles and other expenses related to acquisition debt. The unaudited pro forma statements do not include any cost savings that may result from the combination of Energizer and SWS operations, nor one-time items related to acquisition accounting, including the Write-Up discussed in Note 3. These unaudited pro forma earnings statements are based on, and should be read in conjunction with Energizer's historical consolidated financial statements and related notes, as well as SWS historical consolidated financial statements and notes included in the Form 8-K filing of May 30, 2003.



                                                                       Unaudited
                                                        Historical     Pro Forma
                                                      Quarter Ended  Quarter Ended        Unaudited Pro Forma
                                                         June 30,       June 30,        Nine Months Ended June 30,
                                                           2003           2002             2003        2002
                                                           ----           ----             ----        ----

  Net sales . . . . . . . . . . . . . . . . . . . .       $594.0         $551.9           $1,841.0   $1,762.2
                                                          -------        -------          ---------  ---------

  Cost of products sold . . . . . . . . . . . . . .        359.0*         294.9            1,027.7*     941.2
  Selling, general and administrative expense . . .        107.9          103.7              325.9      333.0
  Advertising and promotion expense . . . . . . . .         90.2           69.6              220.8      183.2
  Research and development expense. . . . . . . . .         16.0           15.5               48.8       49.2
  Provisions for restructuring. . . . . . . . . . .            -              -                  -        5.9
  Intellectual property rights income . . . . . . .         (2.5)             -               (8.5)         -
  Interest expense. . . . . . . . . . . . . . . . .         10.2           12.0               33.8       38.0
  Other financing items, net. . . . . . . . . . . .            -           (0.4)               0.9        0.1
                                                          -------        -------           ---------  ---------

  Earnings before income taxes. . . . . . . . . . .         13.2*          56.6              191.6*     211.6

  Income taxes. . . . . . . . . . . . . . . . . . .          4.3          (18.1)             (56.8)     (76.9)
                                                          -------        -------           ---------  ---------

  Net earnings. . . . . . . . . . . . . . . . . . .       $ 17.5*         $38.5           $  134.8*    $134.7
                                                          =======      =========           =========   =======

  Earnings per share
       Basic. . . . . . . . . . . . . . . . . . . .        $ 0.21*         $0.42           $   1.56*    $ 1.47
                                                           =======     =========           =========    ======
       Diluted. . . . . . . . . . . . . . . . . . .        $ 0.20*      $   0.41           $   1.52*    $ 1.45
                                                           =======     =========           =========    ======

  Weighted average shares of common stock - Basic .         83.9           91.1               86.3       91.4
                                                           -------       -------           ---------  ---------
  Weighted average shares of common stock - Diluted         86.4           93.3               88.6       92.9
                                                           -------       -------           ---------  ---------

*Results  for  the  quarter  and  nine  months  ended  June  30,  2003 include $56.2 pre-tax, $35.9 after-tax, or $0.43 per basic share and $0.42 per diluted share related to the SWS acquired inventory Write-Up.



                                                                     Unaudited
                                                      Historical     Pro Forma
                                                     Quarter Ended  Quarter Ended   Unaudited Pro Forma
                                                         June 30,      June 30,  Nine Months Ended June 30,
NET SALES                                                  2003         2002         2003         2002
                                                       -----------  -----------  -----------  -----------
    North America Battery                              $    217.0   $    231.2   $    765.6   $    767.3
    International Battery                                   171.1        158.7        557.5        530.0
                                                       -----------  -----------  -----------  -----------
       Total Battery                                        388.1        389.9      1,323.1      1,297.3
    Razors and Blades                                       205.9        162.0        517.9        464.9
                                                       -----------  -----------  -----------  -----------
      Total net sales                                  $    594.0   $    551.9   $  1,841.0   $  1,762.2
                                                       ===========  ===========  ===========  ===========

  PROFITABILITY
    North America Battery                              $     49.6   $     58.3   $    206.8   $    214.8
    International Battery                                    26.0         20.3         87.5         66.7
    R&D Battery                                              (8.8)        (8.9)       (26.9)       (27.2)
                                                       -----------  -----------  -----------  -----------
       Total Battery                                         66.8         69.7        267.4        254.3
    Razors and Blades                                        16.6          7.7         33.4         35.0
                                                       -----------  -----------  -----------  -----------
       Total segment profitability                     $     83.4   $     77.4   $    300.8   $    289.3
    General corporate and other expenses                    (10.6)        (7.8)       (28.3)       (26.9)
    Additional cost - acquisition inventory valuation       (56.2)           -        (56.2)           -
    Intellectual property rights income                       2.5            -          8.5            -
    Provisions for restructuring and related costs              -            -            -         (8.5)
    Gain on sale of property                                  5.7            -          5.7            -
    Amortization                                             (1.4)        (1.4)        (4.2)        (4.2)
    Interest and other financial items                      (10.2)       (11.6)       (34.7)       (38.1)
                                                       -----------  -----------  -----------  -----------
        Earnings before income taxes                   $     13.2   $     56.6   $    191.6   $    211.6
                                                       ===========  ===========  ===========  ===========